Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	November 14, 2014

For additional information contact:

John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Appoints Kevin Berryman Executive Vice President and Chief Financial Officer

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE:JEC) announced today that Kevin Berryman is joining the company as Executive Vice President (EVP) and Chief Financial Officer (CFO). Mr. Berryman, who brings 33 years of finance leadership in global publicly traded companies, will assume his new role effective January 5, 2015.

At Jacobs Mr. Berryman will oversee all aspects of corporate finance including accounting, investor relations, mergers and acquisitions, global supply management, and real estate functions. He will report to the President and Chief Executive Officer, Craig Martin.

For the past five years Mr. Berryman has served as EVP and CFO at International Flavors and Fragrances Inc., an S&P 500 company and leading global creator of flavors and fragrances used in a wide variety of consumer products. Prior to that, he spent 25 years at Nestlé in a number of finance roles including treasury, mergers & acquisitions, strategic planning, and control. Recent roles at Nestlé included Senior Vice President and Controller of the Nestlé Group, and CFO of Nestlé Purina, where he supported the integration of Nestlé’s largest acquisition, Ralston Purina, into the Nestlé operations.

In making the announcement, Jacobs President and Chief Executive Officer Craig Martin stated, “I am particularly pleased to have an executive of Kevin’s caliber joining our company and senior management team. Kevin has a strong international background and well-demonstrated leadership abilities in finance, business operations, sales, and strategic decision making. We look forward to benefitting from his expertise and fresh perspective on our business.”

In September, Jacobs announced the planned retirement of its EVP Finance and Administration John Prosser, who has been with the company for 40 years. Mr. Prosser will continue at Jacobs until the end of January 2015 to work with Mr. Berryman on the transition of his role, and then plans to remain available as needed. Craig Martin went on to say, “John has done an extraordinary job in his 30 years as our CFO.  I am confident Kevin can build and expand upon John’s legacy.”

Jacobs is one of the world's largest and most diverse providers of technical professional and construction services.

Exhibit 99.1

Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management’s current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2013 Form 10-K, and in particular the discussions contained under Items 1 - Business, 1A - Risk Factors, 3 - Legal Proceedings, and 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations.  We do not undertake to update any forward-looking statements made herein.

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